Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2023 (which includes an explanatory paragraph relating to Annovis Bio, Inc’s ability to continue as a going concern), relating to the financial statements of Annovis Bio, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
February 1, 2024